Exhibit 99.1

NEWS

Dr. John Malone Retires from Charter Board and Becomes Director Emeritus; James E. Meyer Elected to Charter Board

STAMFORD, Connecticut - July 24, 2018 - Charter Communications, Inc. (NASDAQ: CHTR) (along with its subsidiaries, “Charter”) today announced that Dr. John C. Malone has retired from the Charter Board of Directors, but will continue to serve the company as a director emeritus. As a director emeritus, Dr. Malone will attend Board meetings and provide active support and advice to the Company, but will not have a vote on matters presented to the Board.

“The Board and I appreciate John’s service to Charter and will continue to benefit from his counsel as a director emeritus,” said Thomas M. Rutledge, Charter’s Chairman and Chief Executive Officer.

Dr. Malone said, “I am retiring from the board of Charter to reduce my travel and focus on fewer board positions.   I remain heavily invested in Charter, both financially and emotionally, and am excited about its prospects.  As the Liberty Broadband nominee to the Charter board, Jim Meyer brings a strong track record and wealth of relevant experience, and I will remain an active advisor in my director emeritus role.”

Dr. Malone served on the Board as a designee of Liberty Broadband Corporation (“Liberty Broadband”) pursuant to a stockholders agreement with Charter. In conjunction with Dr. Malone’s retirement from the Board, Liberty Broadband nominated James E. Meyer, the Chief Executive Officer of Sirius XM, to replace Dr. Malone on the Company’s board and to serve along with Liberty Broadband’s other two designees, Gregory B. Maffei and Balan Nair. On July 24, 2018, the Board elected Mr. Meyer and also appointed Mr. Meyer to serve on the Nominating and Corporate Governance Committee.

“Jim Meyer’s broad experience, including at Sirius XM, will benefit the Charter Board of Directors and I look forward to serving with him,” said Rutledge. “With the addition of Jim and the continued participation of John, I am confident that the Charter Board of Directors will continue to provide the leadership and oversight to ensure that Charter’s future remains bright.”

About Charter

Charter Communications, Inc. (NASDAQ:CHTR) is a leading broadband communications company and the second largest cable operator in the United States. Charter provides a full range of advanced residential broadband services, including Spectrum TV® programming, Spectrum Internet®, and Spectrum Voice®. Under the Spectrum Business® brand, Charter provides scalable, and cost-effective broadband communications solutions to small and medium-sized business organizations, including Internet access, business telephone, and TV services. Through the Spectrum Enterprise brand, Charter is a national provider of scalable, fiber-based technology solutions serving many of America's largest businesses and communications service providers. Charter's advertising sales and production services are sold under the Spectrum Reach® brand. Charter's news and sports networks are operated under the Spectrum Networks brand. More information about Charter can be found at newsroom.charter.com.

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